Exhibit 10.16
January 29, 2008
Vikram Jog
914 Lundy Lane
Los Altos, California 94024
Dear Vikram:
     I am pleased to offer you a position with Fluidigm Corporation (the “Company”) as Chief Financial Officer reporting to me commencing no later than Tuesday, February 19, 2008. You will receive a semi-monthly salary of $11,583.34 (equivalent to an annual salary of $278,000.00) less deductions required by law, which will be paid in accordance with the Company’s normal payroll procedures.
     In addition, you will receive a $20,000 signing bonus (subject to all applicable federal and state taxes and to full repayment if you terminate your employment with Fluidigm prior to your one-year anniversary) with your first payroll.
     You will be eligible to participate in the Company’s executive annual bonus program which is based on achievement of targets or performance criteria as may be specified by the Board. The terms and conditions of the executive annual program may be amended or varied from time to time at the sole discretion of the Board. The projected annual bonus for 2008 is estimated to be a maximum of 35% of the employee’s annual base salary, subject to all applicable federal and state taxes, payable on February 13, 2009 and pro-rated on a monthly basis, if less than 12 months’ service as of December 31st, 2008. The primary principle for payout of variable cash bonus is “pay for performance.” Bonuses for executives will be 35% at 100%o of plan, payable as follows:
•	80% of bonus is for meeting corporate goals.

•	20% of bonus is for meeting departmental goals.

•	The bonus will begin to be paid at meeting 80% of plan.
     At the next Board meeting, or at the next committee meeting with requisite authorization, after you become an employee of the Company, the Company will grant you an option to purchase up to 500,000 shares of the Common Stock of the Company, at an exercise price equal to the fair market value of the shares at that time. 1/4th of said options will vest and become exercisable one year after the commencement of your employment with the Company and an additional 1/48th of said options will vest and become exercisable at the end of each month after said one year period. These options will be subject to Board approval and the terms of the Company’s stock option plan.
     Furthermore, at the same board meeting, or at the next committee meeting with requisite authorization, the Company will grant you additional options to purchase (i) 50,000 shares of the Common Stock of the Company, at an exercise price equal to the fair market value of the shares
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com at that time. These options will vest at the end of 2008 in conjunction with the company achieving its corporate goals (see Corporate Goals in the attached appendix A), and (ii) 50,000 shares of the Common Stock of the Company, at an exercise price equal to the fair market value of the shares at that time. These options will vest on the earlier of (a) achievement of departmental goals so long as the goals are achieved in 2008 (see Departmental Goals in the attached appendix A), or (b) December 31, 2011. Pay-out for partial achievement of goals will be at the discretion of the Compensation Committee. Goals can also be adjusted with approval by the CEO and the Compensation committee.
     You are eligible to receive the Company’s standard benefits package which includes medical, dental, vision, life and disability insurance benefits. Additional benefits, as the company may make generally available to its employees from time to time, will be made available to you. You will be entitled to 4 weeks paid vacation each year and such paid holidays as the Company gives to its employees generally.
     You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.
     Your employment contract will also contain certain change of control and termination without cause provisions, summarized below:
•	Termination “Without Cause” prior to a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 6 months of reimbursement for COBRA expenses.

•	Termination “Without Cause” after 12 months following a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 3 months of reimbursement for COBRA expenses.

•	Termination “Without Cause” or for “Good Reason” within 12 months following a change of control results in: (i) 6 months severance paid in lump sum, plus (ii) acceleration of all unvested options and restricted stock, and (iii) up to 6 months of reimbursement for COBRA expenses.

•	If benefits are subject to 280G parachute payment excise taxes, then the executive will receive the “best of (i) the benefits delivered in full and subject to the excise tax, or (ii) reduced benefits such that no excise tax is applied.

•	In the case of (i) death, (ii) disability, (iii) termination for cause, or (iv) termination that is voluntary and is not for Good Reason within 12 months of a change of control, then the executive gets no severance, and only salary and other employee benefits that are owing and due through date of termination of employment.
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

     Notwithstanding the above, the final language and provisions of change of control clauses of your employment contract are subject to Board approval.
     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
     You understand that as a condition of your employment you will be required to sign the Company’s standard proprietary information agreement which the Company will be providing you with shortly.
     To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return/fax it to me at (650) 871-7192. This offer expires on Tuesday, January 29, 2008 at midnight. A copy is provided for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
Vikram, we look forward to working with you at Fluidigm Corporation.
Sincerely,

/s/ Gajus Worthington
Gajus Worthington
President and Chief Executive Officer
Fluidigm Corporation

Encl.

ACCEPTED AND AGREED TO:

/s/ Vikram Jog	1/29/2008

Vikram Jog	Date
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080  tel: 650.266.6000  fax: 650.871.7152  www.fluidigm.com

FLUIDIGM CONFIDENTIAL
Appendix A
2008 Fluidigm Corporate goals:
1)	Revenues of $ 18M (>100% year-on-year growth)

2)	50%+ margins throughout the year

3)	Conduct IPO in 2008 —$300M+ pre-money valuation, raising >$60M

4)	Meet expense budget/cash burn
Finance Specific for 2008:
1)	Revenue recognition
a ) No material changes upon quarterly reviews and annual audit.
2)	Accurate (no material restatements), timely (within 3 to 4 weeks of quarter end) closing of books and reporting (timeliness as required by investors and SEC).

3)	SEC and SOX compliance, as needed.

4)	Produce audited financial statements for 2005, 2006 and 2007 (and Q1 2008, if necessary) to enable the filing of Form S-1 registration statement in 1H08 (together with legal).
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080  tel: 650.266.6000  fax: 650.871.7152  www.fluidigm.com

FLUIDIGM CORPORATION
EMPLOYMENT, CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
     As a condition of my employment with FLUIDIGM Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
     1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself.
     2. Confidential Information.
          (a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
          (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

          (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
     3. Inventions.
          (a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
          (b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.
          (c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
          (d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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          (e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
          (f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.
     4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
     5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the ‘Termination Certification” attached hereto as Exhibit C.
     6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

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     7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.
     8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.
     9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
     10. Arbitration and Equitable Relief.
          (a) Arbitration. Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.
          (b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.
     11. General Provisions.
          (a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without reference to choice of laws or conflict of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

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          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
          (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
          (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:	02/25/2008

Signature /s/ Vikram Jog

Name of Employee (typed or printed) Vikram Jog

/s/ Denise Jimenez

Witness

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EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

                    No inventions or improvements
                    Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date: ,

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
          (2) Result from any work performed by the employee for the employer.
      (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C
FLUIDIGM CORPORATION
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to FLUIDIGM Corporation, its subsidiaries, affiliates, successors or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Company’s Employment Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
     I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.
Date:                     ,

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D
FLUIDIGM CORPORATION
CONFLICT OF INTEREST GUIDELINES
     It is the policy of FLUIDIGM Corporation to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.
     1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)
     2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
     3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.
     4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement (other than as officers of the Company appointed by the Board of Directors).
     5. Initiating or approving any form of personal or social harassment of employees.
     6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
     7. Borrowing from or lending to employees, customers or suppliers.
     8. Acquiring real estate of interest to the Company.
     9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

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     10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.
     11. Making any unlawful agreement with distributors with respect to prices.
     12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.
     13. Engaging in any conduct which is not in the best interest of the Company.
     Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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